     Exhibit 99.1
ZENDESK ANNOUNCES FIRST QUARTER 2021 RESULTS

Highlights:

•First quarter revenue increased 26% year over year to $298.0 million
•First quarter GAAP operating loss of $37.3 million and non-GAAP operating income of $23.9 million
•Shelagh Glaser appointed as Chief Financial Officer, who is expected to join Zendesk on May 28, 2021

SAN FRANCISCO – April 29, 2021 – Zendesk, Inc. (NYSE: ZEN) today reported financial results for the first quarter ended March 31, 2021, and released a Shareholder Letter on its investor relations website at https://investor.zendesk.com.

Results for the First Quarter 2021

Revenue was $298.0 million for the quarter ended March 31, 2021, an increase of 26% over the prior year period. GAAP net loss for the quarter ended March 31, 2021 was $49.0 million, and GAAP net loss per share (basic and diluted) was $0.42. Non-GAAP net income was $21.4 million, and non-GAAP net income per share was $0.18 (basic) and $0.17 (diluted). Non-GAAP net income excludes approximately $57.9 million in share-based compensation and related expenses (including $5.1 million of employer tax related to employee stock transactions and $0.4 million of amortization of share-based compensation capitalized in internal-use software), $12.5 million of amortization of debt discount and issuance costs, $1.9 million of amortization of purchased intangibles, $1.4 million of acquisition-related expenses, and non-GAAP income tax effects and adjustments of $3.3 million. GAAP net loss per share for the quarter ended March 31, 2021 was based on 117.9 million weighted average shares outstanding (basic and diluted), and non-GAAP net income per share for the quarter ended March 31, 2021 was based on 117.9 million weighted average shares outstanding (basic) and 127.2 million weighted average shares outstanding (diluted).

Appointment of Shelagh Glaser as Chief Financial Officer

Zendesk announced today the appointment of its new Chief Financial Officer, Shelagh Glaser, subject to the commencement of her employment, who is expected to join Zendesk on May 28, 2021. Over a more than 25-year career at Intel Corporation, Ms. Glaser has held a wide variety of finance and leadership roles across the organization. Most recently, Ms. Glaser has served as Corporate Vice President and Chief Financial Officer and Chief Operating Officer for the Data Platform Group, serving Intel’s cloud data center and 5G networking customers.

As previously announced, Elena Gomez will depart the company on May 5, 2021. Following Ms. Gomez's departure and until commencement of Ms. Glaser's employment, Marc Cabi, Zendesk's Deputy Chief Financial Officer, will serve as Zendesk's interim principal financial officer.

Outlook

As of April 29, 2021, Zendesk provided guidance for the quarter ending June 30, 2021 and the full year ending December 31, 2021.
For the quarter ending June 30, 2021, Zendesk expects to report:
•Revenue in the range of $317 - 322 million
•GAAP operating income (loss) in the range of $(42) - (38) million, which includes share-based compensation and related expenses of approximately $59 million, amortization of purchased intangibles of approximately $2 million, and acquisition-related expenses of approximately $1 million
•Non-GAAP operating income (loss) in the range of $20 - 24 million, which excludes share-based compensation and related expenses of approximately $59 million, amortization of purchased intangibles of approximately $2 million, and acquisition-related expenses of approximately $1 million
•Approximately 119 million weighted average shares outstanding (basic)
•Approximately 128 million weighted average shares outstanding (diluted)
For the full year ending December 31, 2021, Zendesk expects to report:
•Revenue in the range of $1.298 - 1.318 billion
•GAAP operating income (loss) in the range of $(160) - (155) million, which includes share-based compensation and related expenses of approximately $245 million, amortization of purchased intangibles of approximately $8 million, and acquisition-related expenses of approximately $3 million

•Non-GAAP operating income (loss) in the range of $96 - 101 million, which excludes share-based compensation and related expenses of approximately $245 million, amortization of purchased intangibles of approximately $8 million, and acquisition-related expenses of approximately $3 million
•Approximately 120 million weighted average shares outstanding (basic)
•Approximately 129 million weighted average shares outstanding (diluted)
•Free cash flow in the range of $105 - 115 million, which includes the impact of expected accelerated rent payments of approximately $7 million related to our real estate changes in San Francisco

We have not reconciled free cash flow guidance to net cash from operating activities for the full year 2021 because we do not provide guidance on the reconciling items between net cash from operating activities and free cash flow, as a result of the uncertainty regarding, and the potential variability of, these items. The actual amount of such reconciling items will have a significant impact on our free cash flow and, accordingly, a reconciliation of net cash from operating activities to free cash flow for the full year 2021 is not available without unreasonable effort.

Zendesk’s estimates of share-based compensation and related expenses, amortization of purchased intangibles, acquisition-related expenses, weighted average shares outstanding, and free cash flow in future periods assume, among other things, the occurrence of no additional acquisitions, investments, or restructurings and no further revisions to share-based compensation and related expenses.

Shareholder Letter and Conference Call Information

The detailed Shareholder Letter is available at https://investor.zendesk.com and Zendesk will host a live video webcast at 2:00 p.m. Pacific Time (5:00 p.m. Eastern Time) on Thursday, April 29, 2021 to discuss the results. The live video webcast can be accessed through Zendesk’s investor relations website at https://investor.zendesk.com. A replay of the webcast will be available for 12 months.

About Zendesk

Zendesk started the customer experience revolution in 2007 by enabling any business around the world to take their customer service online. Today, Zendesk is the champion of great service everywhere for everyone, and powers billions of conversations, connecting more than 100,000 brands with hundreds of millions of customers over telephony, chat, email, messaging, social channels, communities, review sites and help centers. Zendesk products are built with love to be loved. The company was conceived in Copenhagen, Denmark, built and grown in California, taken public in New York City, and today employs more than 4,000 people across the world. Learn more at www.zendesk.com.

Forward-Looking Statements

This press release contains forward-looking statements, including, among other things, statements regarding Zendesk’s future financial performance, its continued investment to grow its business, and progress toward its long-term financial objectives. Words such as “may,” “should,” “will,” “believe,” “expect,” “anticipate,” “target,” “project,” and similar phrases that denote future expectation or intent regarding Zendesk’s financial results, operations, and other matters are intended to identify forward-looking statements. You should not rely upon forward-looking statements as predictions of future events.

The outcome of the events described in these forward-looking statements is subject to known and unknown risks, uncertainties, and other factors that may cause Zendesk’s actual results, performance, or achievements to differ materially, including (i) Zendesk’s ability to adapt its products to changing market dynamics and customer preferences or achieve increased market acceptance of its products; (ii) Zendesk’s ability to effectively expand its sales capabilities; (iii) the intensely competitive market in which Zendesk operates and the difficulty that Zendesk may have in competing effectively; (iv) the development of the market for software as a service business software applications; (v) Zendesk's substantial reliance on its customers renewing their subscriptions and purchasing additional subscriptions; (vi) our ability to optimize the pricing for our solutions; (vii) Zendesk's ability to effectively market and sell its products to larger enterprises; (viii) Zendesk’s ability to introduce and market new products and to support its products on a shared services platform; (ix) Zendesk's ability to maintain and develop its strategic relationships with third parties; (x) real or perceived errors, failures, or bugs in its products; (xi) Zendesk's reliance on third party services, including services for hosting, email, and messaging; (xii) Zendesk’s ability to accurately forecast expenditures on third-party managed hosting services; (xiii) Zendesk’s expectation that the future growth rate of its revenues will decline, and that, as its costs increase, Zendesk may not be able to generate sufficient revenues to achieve or sustain profitability; (xiv) Zendesk's ability to effectively manage its growth and organizational change, including its international expansion strategy; (xv) Zendesk's ability to integrate acquired businesses and technologies successfully or achieve the expected benefits of such acquisitions; (xvi) Zendesk's ability to securely maintain customer data and prevent, mitigate, and respond effectively to both historical and future data breaches and to securely maintain customer data; (xvii) potential service interruptions or performance problems associated with Zendesk’s technology and infrastructure; (xviii) Zendesk's ability to comply with privacy and data security regulations; (xix) the effect of uncertainties related to the COVID-19 pandemic on U.S. and global markets, Zendesk's business, operations, revenue results, cash flow, operating expenses, hiring, demand for its solutions, sales cycles, customer retention, and its customers' businesses and industries; and (xx) other adverse changes in general economic or market conditions.

The forward-looking statements contained in this press release are also subject to additional risks, uncertainties, and factors, including those more fully described in Zendesk’s filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the year ended December 31, 2020. Further information on potential risks that could affect actual results will be included in the subsequent periodic and current reports and other filings that Zendesk makes with the Securities and Exchange Commission from time to time, including its Quarterly Report on Form 10-Q for the quarter ended March 31, 2021.

Forward-looking statements represent Zendesk’s management’s beliefs and assumptions only as of the date such statements are made. Zendesk undertakes no obligation to update any forward-looking statements made in this press release to reflect events or circumstances after the date of this press release or to reflect new information or the occurrence of unanticipated events, except as required by law.

Condensed Consolidated Statements of Operations
(In thousands, except per share data; unaudited)

	Three Months Ended March 31,
	2021	2020
Revenue	$298,048	$237,475
Cost of revenue	60,894	59,702
Gross profit	237,154	177,773
Operating expenses:
Research and development	73,783	60,421
Sales and marketing	157,518	124,310
General and administrative	43,133	34,326
Total operating expenses	274,434	219,057
Operating loss	(37,280)	(41,284)
Other income (expense), net:
Interest expense	(14,415)	(6,887)
Interest and other income (expense), net	5,084	6,904
Total other income (expense), net	(9,331)	17
Loss before provision for income taxes	(46,611)	(41,267)
Provision for income taxes	2,354	1,516
Net loss	$(48,965)	$(42,783)
Net loss per share, basic and diluted	$(0.42)	$(0.38)
Weighted-average shares used to compute net loss per share, basic and diluted	117,912	113,538

Condensed Consolidated Balance Sheets
(In thousands, except par value; unaudited)

	March 31, 2021	December 31, 2020
Assets
Current assets:
Cash and cash equivalents	$378,363	$405,430
Marketable securities	575,993	565,593
Accounts receivable, net of allowance for credit losses of $7,316 and $5,787 as of March 31, 2021 and December 31, 2020, respectively	178,156	199,243
Deferred costs	55,506	51,878
Prepaid expenses and other current assets	50,642	53,829
Total current assets	1,238,660	1,275,973
Marketable securities, noncurrent	485,285	428,678
Property and equipment, net	94,611	94,208
Deferred costs, noncurrent	55,946	52,731
Lease right-of-use assets	80,963	84,013
Goodwill and intangible assets, net	194,357	196,218
Other assets	25,286	25,458
Total assets	$2,175,108	$2,157,279

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$21,282	$15,428
Accrued liabilities	37,943	38,921
Accrued compensation and related benefits	97,922	103,437
Deferred revenue	393,457	378,935
Lease liabilities	24,734	23,533
Current portion of convertible senior notes, net	134,187	132,388
Total current liabilities	709,525	692,642
Convertible senior notes, net	946,302	935,576
Deferred revenue, noncurrent	3,065	4,423
Lease liabilities, noncurrent	78,141	85,275
Other liabilities	7,832	7,532
Total liabilities	1,744,865	1,725,448

Stockholders’ equity:
Preferred stock, par value $0.01 per share	—	—
Common stock, par value $0.01 per share	1,183	1,174
Additional paid-in capital	1,399,014	1,344,337
Accumulated other comprehensive (loss) income	(4,329)	3,203
Accumulated deficit	(965,625)	(916,883)
Total stockholders’ equity	430,243	431,831
Total liabilities and stockholders’ equity	$2,175,108	$2,157,279

Condensed Consolidated Statements of Cash Flows
(In thousands; unaudited)

	Three Months Ended March 31,
	2021	2020
Cash flows from operating activities
Net loss	$(48,965)	$(42,783)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Depreciation and amortization	9,515	11,240
Share-based compensation	52,374	42,082
Amortization of deferred costs	14,757	9,965
Amortization of debt discount and issuance costs	12,525	6,549
Allowance for credit losses on accounts receivable	3,168	2,265
Other, net	(965)	(204)
Changes in operating assets and liabilities:
Accounts receivable	16,370	26,023
Prepaid expenses and other current assets	(467)	1,743
Deferred costs	(20,984)	(13,448)
Lease right-of-use assets	4,464	4,975
Other assets and liabilities	316	(232)
Accounts payable	5,797	(10,323)
Accrued liabilities	(2,078)	(662)
Accrued compensation and related benefits	(20,113)	(9,541)
Deferred revenue	13,419	(21,464)
Lease liabilities	(5,538)	(8,794)
Net cash provided by (used in) operating activities	33,595	(2,609)
Cash flows from investing activities
Purchases of property and equipment	(3,061)	(9,938)
Internal-use software development costs	(4,468)	(3,058)
Purchases of marketable securities	(305,310)	(121,430)
Proceeds from maturities of marketable securities	198,564	74,231
Proceeds from sales of marketable securities	36,599	54,784
Purchases of strategic investments	—	(1,500)
Net cash used in investing activities	(77,676)	(6,911)
Cash flows from financing activities
Proceeds from exercises of employee stock options	3,931	4,001
Proceeds from employee stock purchase plan	15,184	10,115
Taxes paid related to net share settlement of share-based awards	(2,800)	(1,897)
Net cash provided by financing activities	16,315	12,219
Effect of exchange rate changes on cash, cash equivalents and restricted cash	(8)	16
Net (decrease) increase in cash, cash equivalents and restricted cash	(27,774)	2,715
Cash, cash equivalents and restricted cash at beginning of period	407,859	199,897
Cash, cash equivalents and restricted cash at end of period	$380,085	$202,612

Non-GAAP Results
(In thousands, except per share data)
The following table shows Zendesk’s GAAP results reconciled to non-GAAP results included in this release.

	Three Months Ended March 31,
	2021	2020
Reconciliation of gross profit and gross margin
GAAP gross profit	$237,154	$177,773
Plus: Share-based compensation	4,486	5,059
Plus: Employer tax related to employee stock transactions	453	426
Plus: Amortization of purchased intangibles	1,219	2,106
Plus: Acquisition-related expenses	69	141
Plus: Amortization of share-based compensation capitalized in internal-use software	384	451
Non-GAAP gross profit	$243,765	$185,956
GAAP gross margin	80%	75%
Non-GAAP adjustments	2%	3%
Non-GAAP gross margin	82%	78%

Reconciliation of operating expenses
GAAP research and development	$73,783	$60,421
Less: Share-based compensation	(15,673)	(12,626)
Less: Employer tax related to employee stock transactions	(1,427)	(887)
Less: Acquisition-related expenses	(968)	(1,011)
Less: Amortization of share-based compensation capitalized in internal-use software	(17)	—
Non-GAAP research and development	$55,698	$45,897
GAAP research and development as percentage of revenue	25%	25%
Non-GAAP research and development as percentage of revenue	19%	19%

GAAP sales and marketing	$157,518	$124,310
Less: Share-based compensation	(23,232)	(16,559)
Less: Employer tax related to employee stock transactions	(2,069)	(1,174)
Less: Amortization of purchased intangibles	(642)	(699)
Less: Acquisition-related expenses	(48)	(621)
Non-GAAP sales and marketing	$131,527	$105,257
GAAP sales and marketing as percentage of revenue	53%	52%
Non-GAAP sales and marketing as percentage of revenue	44%	44%

GAAP general and administrative	$43,133	$34,326
Less: Share-based compensation	(8,983)	(7,838)
Less: Employer tax related to employee stock transactions	(1,164)	(763)
Less: Acquisition-related expenses	(322)	(104)
Non-GAAP general and administrative	$32,664	$25,621
GAAP general and administrative as percentage of revenue	14%	14%
Non-GAAP general and administrative as percentage of revenue	11%	11%

Reconciliation of operating income (loss) and operating margin
GAAP operating loss	$(37,280)	$(41,284)
Plus: Share-based compensation	52,374	42,082
Plus: Employer tax related to employee stock transactions	5,113	3,250
Plus: Amortization of purchased intangibles	1,861	2,805
Plus: Acquisition-related expenses	1,407	1,877
Plus: Amortization of share-based compensation capitalized in internal-use software	401	451
Non-GAAP operating income	$23,876	$9,181
GAAP operating margin	(13)%	(17)%
Non-GAAP adjustments	21%	21%
Non-GAAP operating margin	8%	4%

	Three Months Ended March 31,
	2021	2020
Reconciliation of net income (loss)
GAAP net loss	$(48,965)	$(42,783)
Plus: Share-based compensation	52,374	42,082
Plus: Employer tax related to employee stock transactions	5,113	3,250
Plus: Amortization of purchased intangibles	1,861	2,805
Plus: Acquisition-related expenses	1,407	1,877
Plus: Amortization of share-based compensation capitalized in internal-use software	401	451
Plus: Amortization of debt discount and issuance costs	12,525	6,549
Less: Income tax effects and adjustments	(3,331)	(1,791)
Non-GAAP net income	$21,385	$12,440

Reconciliation of net income (loss) per share, basic
GAAP net loss per share, basic	$(0.42)	$(0.38)
Non-GAAP adjustments to net loss	0.60	0.49
Non-GAAP net income per share, basic	$0.18	$0.11

Reconciliation of net income (loss) per share, diluted
GAAP net loss per share, diluted	$(0.42)	$(0.38)
Non-GAAP adjustments to net loss	0.59	0.48
Non-GAAP net income per share, diluted	$0.17	$0.10

Weighted-average shares used in GAAP per share calculation, basic and diluted	117,912	113,538

Weighted-average shares used in non-GAAP per share calculation
Basic	117,912	113,538
Diluted	127,230	120,167

Computation of free cash flow
Net cash provided by (used in) operating activities	$33,595	$(2,609)
Less: purchases of property and equipment	(3,061)	(9,938)
Less: internal-use software development costs	(4,468)	(3,058)
Free cash flow	$26,066	$(15,605)

Net cash provided by (used in) operating activities margin	11%	(1)%
Non-GAAP adjustments	(2)%	(6)%
Free cash flow margin	9%	(7)%

About Non-GAAP Financial Measures

To provide investors and others with additional information regarding Zendesk’s results, the following non-GAAP financial measures were disclosed: non-GAAP gross profit and gross margin, non-GAAP operating expenses, non-GAAP operating income (loss) and operating margin, non-GAAP net income (loss), non-GAAP net income (loss) per share, basic and diluted, free cash flow, and free cash flow margin.

Specifically, Zendesk excludes the following from its historical and prospective non-GAAP financial measures, as applicable:

Share-Based Compensation and Amortization of Share-Based Compensation Capitalized in Internal-Use Software: Zendesk utilizes share-based compensation to attract and retain employees. It is principally aimed at aligning their interests with those of its stockholders and at long-term retention, rather than to address operational performance for any particular period. As a result, share-based compensation expenses vary for reasons that are generally unrelated to financial and operational performance in any particular period.

Employer Tax Related to Employee Stock Transactions: Zendesk views the amount of employer taxes related to its employee stock transactions as an expense that is dependent on its stock price, employee exercise and other award disposition activity, and other factors that are beyond Zendesk’s control. As a result, employer taxes related to its employee stock transactions vary for reasons that are generally unrelated to financial and operational performance in any particular period.

Amortization of Purchased Intangibles: Zendesk views amortization of purchased intangible assets, including the amortization of the cost associated with an acquired entity’s developed technology, as items arising from pre-acquisition activities determined at the time of an acquisition. While these intangible assets are evaluated for impairment regularly, amortization of the cost of purchased intangibles is an expense that is not typically affected by operations during any particular period.

Acquisition-Related Expenses: Zendesk views acquisition-related expenses, such as transaction costs, integration costs, restructuring costs, and acquisition-related retention payments, including amortization of acquisition-related retention payments capitalized in internal-use software, as events that are not necessarily reflective of operational performance during a period. In particular, Zendesk believes the consideration of measures that exclude such expenses can assist in the comparison of operational performance in different periods which may or may not include such expenses.

Real Estate Impairments: Due to a strategic initiative to increase the percentage of remote teams, Zendesk records impairments for certain assets associated with leased properties, or portions thereof, that it ceases to occupy. Any losses and gains associated with these activities are generally unrelated to financial and operational performance in any particular period and Zendesk believes the exclusion of such losses and gains provides for a more useful comparison of operational performance in comparative periods that may or may not include such losses and gains.

Loss on Early Extinguishment of Debt: In March 2018, Zendesk issued $575 million aggregate principal amount of 0.25% convertible senior notes due in 2023 (the “2023 Notes”). In June 2020, Zendesk issued $1,150 million aggregate principal amount of 0.625% convertible senior notes due in 2025 (the “2025 Notes”). In connection with the offering of the 2025 Notes, Zendesk used $618 million of the net proceeds from the offering of the 2025 Notes to repurchase $426 million aggregate principal amount of the 2023 Notes in cash through individual privately negotiated transactions (the “2023 Notes Partial Repurchase”). Of the $618 million consideration, $393 million and $225 million were allocated to the debt and equity components, respectively. As of the repurchase date, the carrying value of the 2023 Notes subject to the 2023 Notes Partial Repurchase, net of unamortized debt discount and issuance costs, was $367 million. The 2023 Notes Partial Repurchase resulted in a $26 million loss on early debt extinguishment. As of March 31, 2021, $149 million of principal remains outstanding on the 2023 Notes. The loss on early extinguishment of debt is a non-cash item, and we believe the exclusion of this expense will provide for a more useful comparison of our operational performance in different periods.

Amortization of Debt Discount and Issuance Costs: The imputed interest rates of the 2023 Notes and the 2025 Notes were approximately 5.26% and 5.00%, respectively. This is a result of the debt discounts recorded for the conversion features of the Notes that are required to be separately accounted for as equity, and debt issuance costs, which reduce the carrying value of the convertible debt instruments. The debt discounts are amortized as interest expense together with the issuance costs of the debt. The expense for the amortization of debt discount and debt issuance costs is a non-cash item, and we believe the exclusion of this interest expense will provide for a more useful comparison of our operational performance in different periods.

Income Tax Effects: Zendesk utilizes a fixed long-term projected tax rate in its computation of non-GAAP income tax effects to provide better consistency across interim reporting periods. In projecting this long-term non-GAAP tax rate, Zendesk utilizes a financial projection that excludes the direct impact of other non-GAAP adjustments. The projected rate considers other factors such as Zendesk’s current operating structure, existing tax positions in various jurisdictions, and key legislation in major jurisdictions where Zendesk operates. For the year ending December 31, 2021, Zendesk has determined the projected non-GAAP tax rate to be 21%. Zendesk will periodically re-evaluate this tax rate, as necessary, for significant events, based on relevant tax law changes, material changes in the forecasted geographic earnings mix, and any significant acquisitions.

Zendesk provides disclosures regarding its free cash flow, which is defined as net cash from operating activities, plus repayment of convertible senior notes attributable to debt discount, less purchases of property and equipment and internal-use software development costs. Free cash flow margin is calculated as free cash flow as a percentage of total revenue. Zendesk uses free cash flow, free cash flow margin, and other measures, to evaluate the ability of its operations to generate cash that is available for purposes other than capital expenditures and capitalized software development costs. Zendesk believes that information regarding free cash flow and free cash flow margin provides investors with an important perspective on the cash available to fund ongoing operations.

Zendesk has not reconciled free cash flow guidance to net cash from operating activities for the year ending December 31, 2021 because Zendesk does not provide guidance on the reconciling items between net cash from operating activities and free cash flow, as a result of the uncertainty regarding, and the potential variability of, these items. The actual amount of such reconciling items will have a significant impact on Zendesk’s free cash flow and, accordingly, a reconciliation of net cash from operating activities to free cash flow for the year ending December 31, 2021 is not available without unreasonable effort.

Zendesk does not provide a reconciliation of its non-GAAP operating margin guidance to GAAP operating margin for future periods beyond the current fiscal year because Zendesk does not provide guidance on the reconciling items between GAAP operating margin and non-GAAP operating margin for such periods, as a result of the uncertainty regarding, and the potential variability of, these items. The actual amount of such reconciling items will have a significant impact on Zendesk’s non-GAAP operating margin and, accordingly, a reconciliation of GAAP operating margin to non-GAAP operating margin guidance for such periods is not available without unreasonable effort.

Zendesk’s disclosures regarding its expectations for its non-GAAP gross margin include adjustments to its expectations for its GAAP gross margin that exclude share-based compensation and related expenses in Zendesk’s cost of revenue, amortization of purchased intangibles primarily related to developed technology, and acquisition-related expenses. The share-based compensation and related expenses excluded due to such adjustments are primarily comprised of the share-based compensation and related expenses for employees associated with Zendesk’s infrastructure and customer experience organization.

Zendesk does not provide a reconciliation of its non-GAAP gross margin guidance to GAAP gross margin for future periods because Zendesk does not provide guidance on the reconciling items between GAAP gross margin and non-GAAP gross margin, as a result of the uncertainty regarding, and the potential variability of, these items. The actual amount of such reconciling items will have a significant impact on Zendesk’s non-GAAP gross margin and, accordingly, a reconciliation of GAAP gross margin to non-GAAP gross margin guidance for the period is not available without unreasonable effort.

Zendesk uses non-GAAP financial information to evaluate its ongoing operations and for internal planning and forecasting purposes. Zendesk’s management does not itself, nor does it suggest that investors should, consider such non-GAAP financial measures in isolation from, or as a substitute for, financial information prepared in accordance with GAAP. Zendesk presents such non-GAAP financial measures in reporting its financial results to provide investors with an additional tool to evaluate Zendesk’s operating results. Zendesk believes these non-GAAP financial measures are useful because they allow for greater transparency with respect to key metrics used by management in its financial and operational decision-making. This allows investors and others to better understand and evaluate Zendesk’s operating results and future prospects in the same manner as management.

Zendesk’s management believes it is useful for itself and investors to review, as applicable, both GAAP information that may include items such as share-based compensation and related expenses, amortization of debt discount and issuance costs, amortization of purchased intangibles, acquisition-related expenses, loss on early extinguishment of debt, and real estate impairments, and the non-GAAP measures that exclude such information in order to assess the performance of Zendesk’s business and for planning and forecasting in subsequent periods. When Zendesk uses such a non-GAAP financial measure with respect to historical periods, it provides a reconciliation of the non-GAAP financial measure to the most closely comparable GAAP financial measure. When Zendesk uses such a non-GAAP financial measure in a forward-looking manner for future periods, and a reconciliation is not determinable without unreasonable effort, Zendesk provides the reconciling information that is determinable without unreasonable effort and identifies the information that would need to be added or subtracted from the non-GAAP measure to arrive at the most directly comparable GAAP measure. Investors are encouraged to review the related GAAP financial measures and the reconciliation of these non-GAAP financial measures to their most directly comparable GAAP financial measure as detailed above.

About Operating Metrics

Zendesk reviews a number of operating metrics to evaluate its business, measure performance, identify trends, formulate business plans, and make strategic decisions. These include the number of logos, dollar-based net expansion rate, annual recurring revenue represented by its churned customers, the percentage of its annual recurring revenue from Support originating from customers with 100 or more agents on Support, and the percentage of its annual recurring revenue from customers with more than $250,000 in annual recurring revenue.

Zendesk's number of logos is a consolidation of paid customer accounts across our solutions, exclusive of Zendesk's legacy Starter plan, free trials, or other free services, as of the end of the period. Zendesk calculates its logo number by consolidating paid customer accounts that share common corporate information as a single organization or customer may have multiple paid customer accounts across its solutions to service separate subsidiaries, divisions, or work processes. As of March 31, 2021, Zendesk had 112,900 logos. Zendesk does not consolidate paid customer accounts associated with reseller and other similar channel arrangements, to the extent that Zendesk can determine that the underlying customers do not share common corporate information. In our press releases starting after the quarter ended March 31, 2021, we may from time to time refer to "brands," or "customers," which refers to our number of logos.

Zendesk’s dollar-based net expansion rate provides a measurement of its ability to increase revenue across its existing customer base through expansion of authorized agents associated with a paid customer account, upgrades in subscription plans, and the purchase of additional products as offset by contraction and churn in authorized agents associated with a paid customer account, and downgrades in subscription plans. Zendesk’s dollar-based net expansion rate is based upon annual recurring revenue for a set of paid customer accounts on its products. Zendesk determines the annual recurring revenue value of a contract by multiplying the monthly recurring revenue for such contract by twelve. Monthly recurring revenue for a paid customer account is a legal and contractual determination made by assessing the contractual terms of each paid customer account, as of the date of determination, as to the revenue Zendesk expects to generate in the next monthly period for that paid customer account, assuming no changes to the subscription and without taking into account any platform usage above the subscription base, if any, that may be applicable to such subscription. Beginning with the quarter ended June 30, 2019, we excluded the impact of revenue that we expect to generate from fixed-term contracts that are each associated with an existing account, are solely for additional temporary agents, and are not contemplated to last for the duration of the primary contract for the existing account from our determination of monthly recurring revenue. Monthly recurring revenue is not determined by reference to historical revenue, deferred revenue, or any other GAAP financial measure over any period. It is forward-looking and contractually derived as of the date of determination. Beginning with the quarter ended March 31, 2021, we excluded the impact of accounts that are free-trial accounts that did not result in paid subscriptions, and temporary coupons, such as one-time discounts that were applied to customer accounts due to the COVID-19 pandemic, from our annual recurring revenue.

Zendesk calculates its dollar-based net expansion rate by dividing the retained revenue net of contraction and churn by Zendesk’s base revenue. Zendesk defines its base revenue as the aggregate annual recurring revenue across its products for customers with paid customer accounts as of the date one year prior to the date of calculation. Zendesk defines the retained revenue net of contraction and churn as the aggregate annual recurring revenue across its products for the same customer base included in the measure of base revenue at the end of the annual period being measured. Similar to our logo consolidation, our dollar-based net expansion rate is adjusted to include paid customer accounts in the customer base used to determine retained revenue net of contraction and churn that share common corporate information with customers in the customer base that is used to determine our base revenue. To the extent that we can determine that the underlying customers do not share common corporate information, we do not aggregate paid customer accounts associated with reseller and other similar channel arrangements for the purposes of determining our dollar-based net expansion rate.

Zendesk does not currently incorporate operating metrics associated with its legacy analytics product, its legacy Outbound product, its legacy Starter plan, Sell, Sunshine Conversations, its legacy Smooch product, free trials, or other free services into its measurement of dollar-based net expansion rate.

For a more detailed description of how Zendesk calculates its dollar-based net expansion rate, please refer to Zendesk’s periodic reports filed with the Securities and Exchange Commission.

Zendesk’s percentage of annual recurring revenue from Support that is generated by customers with 100 or more agents on Support is determined by dividing the annual recurring revenue from Support for paid customer accounts with 100 or more agents on Support as of the measurement date by the annual recurring revenue from Support for all paid customer accounts on Support as of the measurement date. Zendesk determines the customers with 100 or more agents on Support as of the measurement date based on the number of activated agents on Support at the measurement date and includes adjustments to aggregate paid customer accounts that share common corporate information. For the purpose of determining this metric, Zendesk builds an estimation of the proportion of annual recurring revenue from Suite attributable to Support and includes such portion in the annual recurring revenue from Support.

Zendesk's percentage of annual recurring revenue that is generated by customers with more than $250,000 in annual recurring revenue is determined by dividing the total annual recurring revenue from paid customer accounts with more than $250,000 in annual recurring revenue from our products other than Sell and Sunshine Conversations as of the measurement date by the total annual recurring revenue for all paid customer accounts from our products other than Sell and Sunshine Conversations as of the measurement date. Zendesk determines the customers with $250,000 in annual recurring revenue as of the measurement date based on the annual recurring revenue of a paid customer account at the measurement date.

Zendesk does not currently incorporate operating metrics associated with products other than Support into its measurement of the percentage of annual recurring revenue from Support that is generated by customers with 100 or more agents on Support.

Zendesk determines its bookings as the annual recurring revenue from contracts that were entered into during the referenced fiscal quarter, either with new customers or for additional products and services with existing customers.

Zendesk’s annual revenue run rate is based on its revenue for the most recent applicable quarter. Zendesk annualizes such results to estimate its annual revenue run rate by multiplying the revenue for its most recent applicable quarter by four. Zendesk’s annual revenue run rate is not a comprehensive statement of its financial results for such period and should not be viewed as a substitute for full annual or interim financial statements prepared in accordance with GAAP. In addition, Zendesk’s revenue for the most recent applicable quarter or annual revenue run rate are not necessarily indicative of the results to be achieved in any future period.

Zendesk determines its average deal size by dividing the annual recurring revenue from bookings for our products other than Sell and Sunshine Conversations in a quarter divided by the number of deals that were entered into during that quarter.

Source: Zendesk, Inc.

Contact:
Zendesk, Inc.
Investor Contact:
Jun Wang, +1 415-852-3877
ir@zendesk.com

or

Media Contact:
Marissa Tree, +1 415-609-4510
press@zendesk.com